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SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN CONSENT AND PROXY SOLICITATION STATEMENT

SCHEDULE 14A INFORMATION

CONSENT AND PROXY SOLICITATION STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant ☐
Filed by a party other than the registrant ☒
Check the appropriate box:
☐ Preliminary Consent and Proxy Statement
☐ Confidential, For Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Consent and Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Under Rule 14a-12
AUSTINS STEAKS & SALOON, INC.
(Name of Registrant as Specified in Its Charter)
Titus W. Greene, G. Thomas Cliett, Thomas M. Hontzas, Charles W. Mantooth
(Name of Person(s) Filing Consent and Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

For more information, contact
G. Thomas Cliett (252) 977-1735
Thomas M. Hontzas (601) 981-1130
Charles W. Mantooth (434) 792-4000
Titus W. Greene (704) 481-8800

AUSTINS GROUP REJECTS $2.2 MILLION COMPANY BUYOUT OFFER

Group Continues Effort to Change Management

        CHARLOTTE, NC (SEPTEMBER 13, 2002)—Charles W. Mantooth, G. Thomas Cliett, Titus W. Greene and Thomas M. Hontzas (collectively the "Austins Group"), as concerned stockholders of Austins Steaks & Saloon, Inc. (OTC Bulletin Board: STAK), are seeking the support of other stockholders to replace the president and chief executive officer and most of the current members of Austins' Board of Directors. Together, the Austins Group owns over 23% of Austins' common stock.

        The Austins Group is issuing this press release to disclose to all company stockholders an offer by the Austins Board of Directors to buy out the Austins Group. The Austins Group met with the Board on September 10, 2002 in an effort to reach agreement on the Austins Group demands that Victor Foti no longer operate the company and that the make-up of the Board change.

        As an alternative to reaching an agreement with the Austins Group on these matters, the Board offered to buy out the Austins Group for approximately $2.2 million (or $0.75 per share). This offer represents a 47% premium from the share price on July 23, 2002 ($0.51 per share), the last trading day before the Austins Group announced its plans to replace most of the Board. Even today, based on a September 13, 2002 closing price of $0.62 per share, this offer represents a 21% premium. THE BOARD DID NOT MAKE THIS OFFER AVAILABLE TO ALL STOCKHOLDERS.

        The Austins Group rejected the buyout offer out-of-hand. Said one member of the Austins Group, "While the members of our group would have benefited from the Board's effort to buy us out, we believe it would have further weakened the financial position and cash flow of the company to the detriment of the remaining stockholders. We have no intention of abandoning our fellow stockholders who are supporting our efforts to take back our company and make it profitable again."

        Besides the buyout offer, the Board also made unacceptable offers to permit the Board nominees of the Austins Group to run for election against the company's nominees at the next annual meeting of stockholders in the summer of 2003, or to appoint two Austins Group nominees to an 11-member Board. The Board's offers would have left Mr. Foti and Mr. Quarles in place as president and chief executive officer and chairman of the Board, respectively, until the summer of 2003. As a result, the Austins Group rejected the offers.

        According to a member of the Austins Group, "Any proposed offer that permits Messrs. Foti and Quarles to continue running the company misses the reason that we initiated our efforts and misses the reason that a significant number of stockholders are supporting us."

        The Austins Group intends to vigorously solicit the written consents of stockholders for its proposals to replace most of the existing Board of Directors of the company and to replace Mr. Foti as president and CEO. Based on the statements of support that the group has received from stockholders, the Austins Group is confident that a majority of the company's stockholders will vote with them to change the direction of the company.

        Stockholders should receive the Austins Group Consent Solicitation Statement in the near future. YOU ARE URGED TO CAREFULLY READ THAT DOCUMENT AND GIVE YOUR CONSENT TO EACH OF THE PROPOSALS CONTAINED THEREIN BY EXECUTING THE GOLD CONSENT CARD. The existing Board of Directors may also send you solicitation materials from time to time. We strongly urge you to ignore the Board's efforts to stay the current course.

* * * * * * * * * * *

        THIS COMMUNICATION IS NOT A PROXY STATEMENT OR A CONSENT STATEMENT, NOR IS IT A SOLICITATION OF ANY PROXY OR CONSENT.

        MESSRS. CLIETT, GREENE, MANTOOTH AND HONTZAS FILED A REVISED PRELIMINARY CONSENT STATEMENT (THE "PRELIMINARY CONSENT STATEMENT") WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 30, 2002. PLEASE READ THE PRELIMINARY CONSENT STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS, MESSRS. CLIETT, GREENE, MANTOOTH AND HONTZAS, THE PROPOSALS THEY WILL BE ASKING THE STOCKHOLDERS TO APPROVE, THE NOMINEES THAT THEY ARE PROPOSING TO BE ELECTED TO SERVE ON THE COMPANY'S BOARD OF DIRECTORS AND THEIR RESPECTIVE HOLDINGS (SECURITIES OR OTHERWISE, DIRECT OR INDIRECT) IN THE COMPANY. ANY FUTURE PRELIMINARY AND DEFINITIVE CONSENT STATEMENTS WILL LIKELY DIFFER FROM THE PRELIMINARY CONSENT STATEMENT, SO YOU SHOULD READ ANY SUCH FUTURE PRELIMINARY AND DEFINITIVE CONSENT STATEMENTS AS WELL WHEN THEY BECOME AVAILABLE.

        YOU MAY OBTAIN A FREE COPY OF THIS COMMUNICATION, THE PRELIMINARY CONSENT STATEMENT AND, WHEN AVAILABLE, ANY FUTURE PRELIMINARY AND DEFINITIVE CONSENT STATEMENTS, AT THE COMMISSION'S WEB SITE AT <HTTP://WWW.SEC.GOV>. A FREE COPY OF THIS COMMUNICATION, THE PRELIMINARY CONSENT STATEMENT AND, WHEN AVAILABLE, FUTURE PRELIMINARY AND DEFINITIVE CONSENT STATEMENTS MAY BE OBTAINED FROM US BY WRITING TO THOMAS M. HONTZAS, 3853 SLEEPY HOLLOW, JACKSON, MS 39211.

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AUSTINS GROUP REJECTS $2.2 MILLION COMPANY BUYOUT OFFER